Exhibit 99.1

July 25, 2012

Press Release

Source:	Farmers National Banc Corp.
John S. Gulas, President and CEO
20 South Broad Street P.O. Box 555
Canfield, OH 44406
330.533.3341
330.533.0451 (FAX)
Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR SECOND QUARTER 2012

IMPROVED NET INCOME AND STRONG DEPOSIT GROWTH:

•	Net income for second quarter of 2012 increased 8% to $2.3 million from $2.1 million for the second quarter of 2011.

•	118 consecutive quarters of positive earnings.

•	Deposits increased 15% from June 30, 2011 to June 30, 2012.

STRONG CAPITAL LEVELS:

•	Tangible book value per share improved to $5.99 at June 30, 2012 from $5.45 at June 30, 2011.

•	Stockholders’ equity increased 10% from June 30, 2011 to June 30, 2012.

STABLE ASSET QUALITY:

•	Provision for loan losses for the second quarter of 2012 decreased $675 thousand from the second quarter of 2011.

•	Loans 30 – 89 days delinquent decreased to $2.8 million at June 30, 2012 from $3.8 million at June 30, 2011.

CANFIELD, Ohio (July 25, 2012) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three and six months ended June 30, 2012.

Net income for the three months ended June 30, 2012 was $2.3 million, compared to $2.1 million for the same three month period in 2011. On a per share basis, net income for the second quarter ended June 30, 2012 was $0.12 per diluted share, compared to $0.11 for the second quarter ended June 30, 2011 and $0.13 for the first quarter ended March 31, 2012. Net income for the six months ended June 30, 2012 was $4.8 million, compared to $3.8 million for the same six month period in 2011. On a per share basis, net income for the six months ended June 30, 2012 was $0.26, an increase of 23.8% compared to the same six month period in 2011. The tangible common equity ratio increased to 10.15% at June 30, 2012, compared to 10.11% at June 30, 2011, mainly as a result of net income. Farmers’ total assets reported at June 30, 2012 were $1.1 billion, representing a 10.1% increase compared to $1.0 billion in total assets recorded at June 30, 2011.

John S. Gulas, President and CEO, stated “Our quarterly net income of $2.3 million for the three months ended June 30, 2012, represents an 8% increase over the $2.1 million reported for the same period in 2011. Noninterest income increased 5% during the same three month period, which is consistent with our strategy to diversify revenue. Asset quality continues to improve, evidenced by the reduction in the provision for loan losses from $1.1 million for the three month period ending June 30, 2011 to $400 thousand for the three months ended June 30, 2012. We have also seen a decline in our 30-89 day delinquencies, from $3.8 million at June 30, 2011 to $2.8 million at June 30, 2012. Even with the reduction in our provision for loan losses, because of improved credit quality, we continue to maintain strong reserves against probable incurred losses.”

Net loans increased $5.6 million (or 1%) in comparing the second quarter of 2012 to the same quarter of 2011. Most of the loan growth in the past three months has occurred in the commercial real estate portfolio. Net loans were reported at $563.4 million at June 30, 2012, which compares to $557.8 million at the same time in 2011. Deposits increased $116.5 million, or 15.1%, from $770.1 million at June 30, 2011 to $886.6 million at June 30, 2012, as customers continue to seek the safety and security of FDIC insured deposit accounts. The Company’s deposits are also being affected positively by the recent development of the Marcellus and Utica shale activity within the local region. At June 30, 2012, the Company had deposits totaling approximately $41.1 million that customers have received from energy exploration companies from the leasing or sale of mineral rights.

Stockholders’ equity totaled $118.9 million, or 10.7% of total assets, at June 30, 2012, an increase of $10.4 million, or 9.5%, compared to $108.6 million at June 30, 2011. The increase is mainly the result of net income and mark to market adjustments in investment securities, offset by cash dividends paid to shareholders during the past twelve months. Shareholders received a total of $0.15 per share in cash dividends paid in the past four quarters, including a special $0.03 cash dividend on February 28, 2012. Book value per share increased 8.95% from $5.81 per share at June 30, 2011 to $6.33 per share at June 30, 2012. Farmers’ tangible book value per share also increased 9.9% from $5.45 per share at June 30, 2012 to $5.99 per share at June 30, 2012.

Net Interest Income — Net interest income was $9.3 million for the second quarter of 2012, which compared to $9.2 million in the second quarter of 2011. The net interest margin to average earning assets on a fully taxable equivalent basis decreased 25 basis points to 3.80% for the three months ended June 30, 2012, compared to 4.05% for the same period in the prior year. The decrease in net interest margin is largely a result of the change in the mix of interest earning assets. Loans, which yield more than securities, comprised a smaller level of interest-earning assets in the current year. At June 30, 2012, loans were 54% of average earning assets, compared to 59% at June 30, 2011. In comparing the quarters ending June 30, 2012 and 2011, yields on earning assets decreased 50 basis points, while the cost of interest bearing liabilities decreased 26 basis points.

On a year-to-date basis, net interest income improved to $18.5 million for the six month period ended June 30 2012, compared to $18.2 million in the same period in 2011. The annualized net interest margin to average earning assets on a fully taxable equivalent basis was 3.85% for the six months ended June 30, 2012, compared to 4.14% for the same period in the prior year.

Noninterest Income — Noninterest income was $2.8 million for the second quarter of 2012, increasing 5.2% from $2.7 million compared to the same quarter of 2011. Income from the sale of residential real estate loans increased from none in the second quarter of 2011 to $138 thousand in the second quarter of 2012 as the company continues to develop its secondary mortgage operations.

Noninterest income for the six months ended June 30 2012 was $5.6 million, compared to $5.3 million for the same period in 2011. The increase in noninterest income is primarily due to income from the sale of loans, increasing from none for the six months ended June 30, 2011 to $203 thousand for the same six month period in 2012. Income from trust fees was also $80 thousand higher in 2012.

Noninterest Expense — Noninterest expense totaled $8.8 million for the second quarter of 2012, which is $694 thousand more than the $8.1 million in the same quarter in 2011. Most of this increase is a result of a $456 thousand or 10.2% increase in salaries and employee benefits, due to a higher number of employees in the current quarter. The higher employee count is attributed primarily to our Secondary Mortgage project expansion. Additionally, employee health insurance costs increased $188 thousand as a result of a higher level of claims. Occupancy and equipment expense also increased $158 thousand as a result of depreciation expense and small equipment costs related to new facilities.

Noninterest expenses for the six months ended June 30, 2012 was $17.4 million, compared to $15.9 million for the same period in 2011, representing an increase of $1.5 million, or 9.5%. The increase is mainly the result of the previously mentioned increase in salaries and employee benefits, resulting from a higher number of employees in the current year and a $331 thousand or 38% increase in health insurance costs, and a $213 thousand increase in occupancy and equipment expense related to new facilities.

Farmers’ tax equivalent efficiency ratio for the three month period ended June 30, 2012 was 68.5% compared to 64.4% for the same period in 2011. The change in the efficiency ratio was the result of the $694 thousand increase in noninterest expenses as explained in the previous paragraph.

Asset Quality — Non-performing loans equaled 1.73% of total loans at June 30, 2012, higher than the 1.38% reported at the same time in 2011, but lower than the 1.91% reported at March 31, 2012. Loans 30–89 days delinquent decreased $980 thousand, or 26.1%, to $2.8 million since June 30, 2011. Non-performing loans totaled $9.9 million at June 30, 2012, a decrease of $1.1 million compared to March 31, 2012. On June 30, 2012, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 91.4%, compared to 85.6% at March 31, 2012 and 138.3% at June 30, 2011. At June 30, 2012, the ALLL/total loan ratio was 1.58%, compared to 1.72% at December 31, 2011. For the three months ended June 30, 2012, management recorded a $400 thousand provision to the allowance for loan losses, compared to no provision in the preceding quarter and a $1.1 million provision in the same three month period in the prior year. Although non-performing loans were lower than the previous quarter, other factors lead to recording a provision in the second quarter. The primary factor was that net charge-offs for the quarter ending June 30, 2012 increased to $798 thousand, compared to $374 thousand and $336 thousand for the first quarter of 2012 and the second quarter of 2011, respectively. Another factor leading to a recorded provision in the second quarter of 2012 was a slightly higher historical loss percentage applied to substandard and special mention loans due to higher levels of net charge-offs in the past 12 quarters. Beginning in the first quarter of 2012, management computed the historical loss percentage based upon the loss history of the past 12 quarters. In previous periods, management used a historical loss percentage based on the past 8 quarters. The Company believes that using a loss history of the previous 12 quarters will help mitigate quarterly volatility in the loan portfolio.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates eighteen banking offices throughout Mahoning, Trumbull, Columbiana and Stark Counties and two trust offices located in Boardman and Howland. Farmers offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.farmersbankgroup.com.

Non-GAAP Disclosure

This press release includes disclosures of Farmers tangible common equity ratio and pre-tax, pre-provision income and pre-tax, pre-provision income, excluding gains (losses) on sales of securities, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission and is available on Farmers’ website (www.farmersbankgroup.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results)

Consolidated Statements of Income	For the Three Months Ended					For the Six Months Ended
	June 30, 2012	March 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011	Percent Change
Total interest income	$10,903	$10,886	$10,893	$11,218	$11,194	$21,789	$22,323	-2.4%
Total interest expense	1,583	1,665	1,771	1,983	2,037	3,248	4,083	-20.5%

Net interest income	9,320	9,221	9,122	9,235	9,157	18,541	18,240	1.7%
Provision for loan losses	400	0	0	700	1,075	400	2,950	-86.4%
Other income	2,834	2,728	4,532	2,696	2,694	5,562	5,311	4.7%
Other expense	8,786	8,639	9,645	8,177	8,092	17,425	15,906	9.5%

Income before income taxes	2,968	3,310	4,009	3,054	2,684	6,278	4,695	33.7%
Income taxes	682	790	969	683	567	1,472	888	65.8%

Net income	$2,286	$2,520	$3,040	$2,371	$2,117	$4,806	$3,807	26.2%

Average shares outstanding	18,800	18,766	18,730	18,701	18,674	18,783	17,820
Pre-tax pre-provision income	$3,368	$3,310	$4,009	$3,754	$3,759	$6,678	$7,645
Basic and diluted earnings per share	0.12	0.13	0.16	0.13	0.11	0.26	0.21
Cash dividends	564	1,126	562	561	560	1,690	1,119
Cash dividends per share	0.03	0.06	0.03	0.03	0.03	0.09	0.06
Performance Ratios
Net Interest Margin (Annualized)	3.80%	3.90%	3.80%	3.97%	4.05%	3.85%	4.14%
Efficiency Ratio (Tax equivalent basis)	68.54%	68.42%	76.90%	64.64%	64.42%	68.48%	63.50%
Return on Average Assets (Annualized)	0.82%	0.94%	1.13%	0.90%	0.83%	0.88%	0.76%
Return on Average Equity (Annualized)	7.81%	8.82%	11.37%	8.56%	8.05%	8.32%	7.69%
Dividends to Net Income	24.67%	44.68%	18.49%	23.66%	26.45%	35.16%	29.39%

Consolidated Statements of Financial Condition
	June 30, 2012	March 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011
Assets
Cash and cash equivalents	$75,559	$68,575	$52,422	$94,889	$45,139
Securities available for sale	420,147	412,009	400,029	382,853	358,335
Loans held for sale	3,718	3,195	677	0	0
Loans	572,453	576,627	571,806	567,995	568,704
Less allowance for loan losses	9,048	9,446	9,820	10,984	10,876

Net Loans	563,405	567,181	561,986	557,011	557,828

Other assets	54,004	55,485	52,757	51,652	52,919

Total Assets	$1,116,833	$1,106,445	$1,067,871	$1,086,405	$1,014,221

Liabilities and Stockholders’ Equity
Deposits	$886,593	$886,593	$840,125	$806,198	$770,063
Other interest-bearing liabilities	107,048	100,570	109,351	162,386	132,292
Other liabilities	4,254	3,878	3,950	3,963	3,290

Total liabilities	997,895	991,041	953,426	972,547	905,645
Stockholders’ Equity	118,938	115,404	114,445	113,858	108,576

Total Liabilities and Stockholders’ Equity	$1,116,833	$1,106,445	$1,067,871	$1,086,405	$1,014,221

Period-end shares outstanding	18,802	18,781	18,757	18,730	18,700
Book value per share	$6.33	$6.14	$6.10	$6.08	$5.81
Tangible book value per share	5.99	5.81	5.76	5.73	5.45
Capital and Liquidity
Total Capital to Risk Weighted Assets (a)	17.67%	17.35%	17.43%	17.24%	16.94%
Tier 1 Capital to Risk Weighted Assets (a)	16.41%	16.09%	16.16%	15.97%	15.65%
Tier 1 Capital to Average Assets (a)	9.44%	9.55%	9.50%	9.48%	9.41%
Equity to Asset Ratio	10.65%	10.43%	10.72%	10.48%	10.71%
Tangible Common Equity Ratio	10.15%	9.91%	10.18%	9.94%	10.11%
Net Loans to Assets	50.45%	51.26%	52.63%	51.27%	55.00%
Loans to Deposits	64.57%	65.04%	68.06%	70.45%	73.85%
Asset Quality
Non-performing loans (b)	$9,900	$11,030	$10,984	$10,884	$7,865
Other Real Estate Owned	412	544	585	569	799
Non-performing assets	10,312	11,574	11,569	11,453	8,664
Loans 30—89 days delinquent (b)	2,778	2,890	3,431	3,386	3,758
Charged-off loans	1,015	621	1,397	830	1,035
Recoveries	217	247	232	239	699
Net Charge-offs	798	374	1,165	591	336
Annualized Net Charge-offs to Average Net Loans Outstanding	0.57%	0.27%	0.84%	0.43%	0.24%
Allowance for Loan Losses to Total Loans	1.58%	1.64%	1.72%	1.93%	1.91%
Non-performing Loans to Total Loans	1.73%	1.91%	1.92%	1.92%	1.38%
Allowance to Non-performing Loans	91.39%	85.64%	89.40%	100.92%	138.28%
Non-performing Assets to Total Assets	0.92%	1.05%	1.08%	1.05%	0.85%

(a)	June 30, 2012 ratio is estimated
(b)	Amounts reported are unpaid principal balance

Unaudited

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	June 30, 2012	March 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011
Stockholders’ Equity	$118,938	$115,404	$114,445	$113,858	$108,576
Less Goodwill and other intangibles	6,237	6,339	6,441	6,553	6,665

Tangible Common Equity	$112,701	$109,065	$108,004	$107,305	$101,911

Reconciliation of Total Assets to Tangible Assets
	June 30, 2012	March 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011
Total Assets	$1,116,833	$1,106,445	$1,067,871	$1,086,405	$1,014,221
Less Goodwill and other intangibles	6,237	6,339	6,441	6,553	6,665

Tangible Assets	$1,110,596	$1,100,106	$1,061,430	$1,079,852	$1,007,556

Reconciliation of Income Before Taxes to Pre-Tax, Pre-Provision Income
	For the Three Months Ended					For the Six Months Ended
	June 30, 2012	March 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011
Income before income taxes	$2,968	$3,310	$4,009	$3,054	$2,684	$6,278	$4,695
Provision for loan losses	400	0	0	700	1,075	400	2,950

Pre-tax, pre-provision income	$3,368	$3,310	$4,009	$3,754	$3,759	$6,678	$7,645